Exhibit (a)(1)(D)

LETTER TO BROKERS, DEALERS, ETC. RELATING TO
VISHAY INTERTECHNOLOGY, INC.
3-5/8% CONVERTIBLE SUBORDINATED NOTES DUE 2023

CUSIP NUMBERS: 928298AF5 and 928298AE8

PURSUANT TO COMPANY NOTICE DATED JUNE 25, 2008

June 25, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

This letter relates to the purchase of 3-5/8% Convertible Subordinated Notes Due 2023 (the “Notes”) of Vishay Intertechnology, Inc., at the option of the holders of the Notes. The option is pursuant to the terms and conditions specified in paragraph 8 of the Notes, the indenture dated August 6, 2003 that governs the Notes and the company notice, dated June 25, 2008, relating to the option.

On the purchase date of August 1, 2008, Vishay will pay to holders who validly exercise the option a purchase price of $1,000 for each Note, plus any accrued and unpaid interest to, but excluding, the purchase date. The purchase price will be paid in cash.

In order to exercise the option and receive the purchase price for their Notes, holders must:

  deliver a purchase notice (or an agent’s message according to the procedures of The Depository Trust Company (DTC) for book-entry transfer) prior to 5:00 p.m. New York City time on July 29, 2008, the third business day prior to the purchase date, and not withdraw such notice prior to such time; and
  surrender the Notes through the transmittal procedures of DTC prior to, on or following the purchase date, in conformity in all respects to the description of the Notes in the purchase notice, as determined by Vishay.

The paying agent for the exercise of the option is U.S. Bank, N.A.

For your information and for forwarding to your clients for whom you or your nominee hold Notes, we are enclosing the following documents:

1. The company notice.

2. The purchase notice for use in exercising the option.

3. A notice of withdrawal to be used for withdrawing exercise of the option.

4. A form of letter that may be sent to your clients for whose account you or your nominee holds Notes, with space provided for obtaining such clients’ instructions with respect to exercise of the option.

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Your prompt action is requested. The option will expire at 5:00 p.m., New York City time on July 29, 2008, the third business day prior to the purchase date, and will not be extended.

Vishay will upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to the beneficial owners of Notes held by them as nominee or in a fiduciary capacity. Vishay will pay all transfer taxes applicable to issuance of shares of common stock in payment of the purchase price, except as set forth in the purchase notice.

Any inquiries you may have with respect to the option, or requests for additional copies of the enclosed materials, should be directed to the paying agent, at the address and telephone number set forth on the front of the purchase notice.

Very truly yours, VISHAY INTERTECHNOLOGY, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON AS AN AGENT OF ANY OF VISHAY, THE TRUSTEE OR THE PAYING AGENT, OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OPTION, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE COMPANY NOTICE AND THE PURCHASE NOTICE.

Enclosures